Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266987

PROSPECTUS

7,248,863 Shares of Common Stock Offered by the Selling Stockholders

Avinger, Inc.

This prospectus relates to the offering and resale, from time to time, by the selling stockholders identified herein (the “Selling Stockholders”) of up to 7,248,863 shares of common stock issued or issuable to the Selling Stockholders including (i) 1,369,864 shares of our common stock issuable upon exercise of unregistered pre-funded warrants issued by us on August 8, 2022 pursuant to a securities purchase agreement for a private placement entered into on August 3, 2022 (the “Private Placement”), (ii) 2,853,883 shares of common stock issuable upon the exercise of unregistered preferred investment options, which was also issued in the Private Placement, (iii) 2,853,883 shares of common stock issuable upon the exercise of unregistered preferred investment options issued by us on August 8, 2022, pursuant to a securities purchase agreement for a registered direct offering of securities and unregistered sale of preferred investment options entered into on August 3, 2022 (the “RD Placement” and together with the Private Placement, the “Placements”), and (iv) 171,233 shares of common stock issuable upon the exercise of unregistered preferred investment options issued by us on August 8, 2022 pursuant to an engagement agreement between us and H.C. Wainwright & Co., LLC entered into on July 8, 2022. Please see “The Placements” beginning on page 34 of this prospectus.

We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders. Upon the cash exercise of the pre-funded warrants and preferred investment options, however, if all such securities are exercised, we will receive the exercise price in the aggregate amount of approximately $8.9 million.

The Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. The Selling Stockholders may offer its shares at prevailing market prices or privately negotiated prices. Please see the section entitled “Plan of Distribution” on page 38 of this prospectus for more information. For information on the Selling Stockholders, see the section entitled “Selling Stockholders” on page 35 of this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Our common stock is listed on The Nasdaq Capital Market under the symbol “AVGR”. On August 29, 2022, the closing price for our common stock, as reported on The Nasdaq Capital Market, was $1.44 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” contained in this prospectus beginning on page 7 and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 30, 2022.

TABLE OF CONTENTS

About this Prospectus	1
Prospectus Summary	2
The Offering	5
Risk Factors	7
Special Note Regarding Forward-Looking Statements	12
Industry and Market Data	14
Use of Proceeds	15
Description of the Securities	16
The Placements	34
Selling Stockholders	35
Plan of Distribution	38
Legal Matters	40
Experts	40
Where You Can Find More Information	40
Incorporation by Reference	40

ABOUT THIS PROSPECTUS

We and the Selling Stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We and the Selling Stockholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations, and prospects may have changed since that date.

For investors outside the United States: We and the Selling Stockholders have not done anything that would permit the sale of our common stock being offered by the Selling Stockholders in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares and the distribution of this prospectus outside the United States.

Unless the context otherwise indicates, references in this prospectus to “Avinger” the “Company,” “we,” “us,” and “our” refer, collectively, to Avinger, Inc., a Delaware corporation, and its subsidiaries.

“Avinger,” “Pantheris,” “Lumivascular,” and “Tigereye” are trademarks of our company. Our logo and our other trade names, trademarks and service marks appearing in this prospectus are our property. Other trade names, trademarks and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ™ symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or in filings we make with the Securities and Exchange Commission (“SEC”) that are incorporated herein by reference. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read the entire prospectus, including the information incorporated by reference herein, carefully, including the section titled “Risk Factors,” included elsewhere in this prospectus, and in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included in our annual report on Form 10-K for the fiscal year ended December 31, 2021, and our quarterly reports on Form 10-Q for the quarterly period ended March 31, 2022 and June 30, 2022, which are incorporated herein by reference. Some of the statements in this prospectus constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a commercial-stage medical device company that designs, manufactures and sells real-time image-guided, minimally invasive catheter-based systems that are used by physicians to treat patients with peripheral artery disease, or PAD. Patients with PAD have a build-up of plaque in the arteries that supply blood to areas away from the heart, particularly the pelvis and legs. Our mission is to significantly improve the treatment of vascular disease through the introduction of products based on our Lumivascular platform, the only intravascular real-time image-guided system available in this market. We design, manufacture, and sell a suite of products in the United States and select international markets. We are located in Redwood City, California.

Our current Lumivascular platform consists of products including our Lightbox real-time imaging console, the Ocelot family of catheters, which are image-guided catheters designed to allow physicians to penetrate a total blockage in an artery, known as a chronic total occlusion, or CTO, and the Pantheris family of catheters, our image-guided atherectomy family of catheters which is designed to allow physicians to precisely remove arterial plaque in PAD patients. We are in the process of developing CTO crossing devices to target the coronary CTO market. The market for medical devices in the coronary artery disease (“CAD”) market is highly competitive, dynamic, and marked by rapid and substantial technological development and product innovation and there is no guarantee that we will be successful in developing and marketing any new CAD product. We are working on understanding market requirements and beginning the development process for the new CAD product. We anticipate that we will incur additional expenses as we continue to evaluate and develop potential CAD products. We received CE Marking for our original Ocelot product in September 2011 and received from the U.S. Food and Drug Administration, or FDA, 510(k) clearance in November 2012. We received 510(k) clearance from the FDA for commercialization of Pantheris in October 2015. We received an additional 510(k) clearance for an enhanced version of Pantheris in March 2016 and commenced sales of Pantheris in the United States and select European countries promptly thereafter. In May 2018, we received 510(k) clearance from the FDA for our current next-generation version of Pantheris. In April 2019, we received 510(k) clearance from the FDA for our Pantheris SV, a version of Pantheris targeting smaller vessels, and commenced sales in July 2019. In September 2020, we received 510(k) clearance of Tigereye, a next-generation CTO crossing system utilizing Avinger’s proprietary image-guided technology platform. Tigereye is a product line extension of Avinger’s Ocelot family of image-guided CTO crossing catheters. In January 2022, we received 510(k) clearance from the FDA for our Lightbox 3 imaging console, a version of our Lightbox presenting significant reductions in size, weight and cost in comparison to the incumbent version. Current treatments for PAD, including bypass surgery, can be costly and may result in complications, high levels of post-surgery pain, and lengthy hospital stays and recovery times. Minimally invasive, or endovascular, treatments for PAD include stenting, angioplasty, and atherectomy, which is the use of a catheterbased device for the removal of plaque. These treatments all have limitations in their safety or efficacy profiles and frequently result in recurrence of the disease, also known as restenosis. We believe one of the main contributing factors to high restenosis rates for PAD patients treated with endovascular technologies is the amount of vascular injury that occurs during an intervention. Specifically, these treatments often disrupt the membrane between the outermost layers of the artery, which is referred to as the external elastic lamina, or EEL.

We believe our Lumivascular platform is the only technology that offers real-time visualization of the inside of the artery during PAD treatment through the use of optical coherence tomography, or OCT, a high resolution, light-based, radiation-free imaging technology. Our Lumivascular platform provides physicians with real-time OCT images from the inside of an artery, and we believe Ocelot and Pantheris are the first products to offer intravascular visualization during CTO crossing and atherectomy, respectively. We believe this approach will significantly improve patient outcomes by providing physicians with a clearer picture of the artery using radiation-free image guidance during treatment, enabling them to better differentiate between plaque and healthy arterial structures. Our Lumivascular platform is designed to improve patient safety by enabling physicians to direct treatment towards the plaque, while avoiding damage to healthy portions of the artery. During the first quarter of 2015, we completed enrollment of patients in VISION, a clinical trial designed to support our August 2015 510(k) submission to the FDA for our Pantheris atherectomy device. VISION was designed to evaluate the safety and efficacy of Pantheris to perform atherectomy using intravascular imaging and successfully achieved all primary and secondary safety and efficacy endpoints. We believe the data from VISION allows us to demonstrate that avoiding damage to healthy arterial structures, and in particular disruption of the external elastic lamina, which is the membrane between the outermost layers of the artery, reduces the likelihood of restenosis, or re-narrowing, of the diseased artery. Although the original VISION study protocol was not designed to follow patients beyond six months, we worked with 18 of the VISION sites to re-solicit consent from previous clinical trial patients in order for them to evaluate patient outcomes through 12 and 24 months following initial treatment. Data collection for the remaining patients from participating sites was completed in May 2017, and we released the final 12- and 24-month results for a total of 89 patients in July 2017. During the fourth quarter of 2017, we began enrolling patients in INSIGHT, a clinical trial designed to support a submission to the FDA to expand the indication for our Pantheris atherectomy device to include in-stent restenosis. Patient enrollment began in October 2017 and was completed in July 2021. Patient outcomes are being evaluated at thirty days, six months and one year following treatment. In November 2021, we received 510(k) clearance from the FDA for a new clinical indication for treating in-stent restenosis with Pantheris using the data collected and analyzed from INSIGHT. We expect this will expand our addressable market for Pantheris to include a high-incidence disease state for which there are few available indicated treatment options.

We focus our direct sales force, marketing efforts and promotional activities on interventional cardiologists, vascular surgeons and interventional radiologists. We also work on developing strong relationships with physicians and hospitals that we have identified as key opinion leaders. Although our sales and marketing efforts are directed at these physicians because they are the primary users of our technology, we consider the hospitals and medical centers where the procedure is performed to be our customers, as they typically are responsible for purchasing our products. We are designing additional future products to be compatible with our Lumivascular platform, which we expect to enhance the value proposition for hospitals to invest in our technology. Pantheris qualifies for existing reimbursement codes currently utilized by other atherectomy products, further facilitating adoption of our products. We have assembled a team with extensive medical device development and commercialization experience in both start-up and large, multi-national medical device companies. We assemble all of our products at our manufacturing facility but certain critical processes, such as coating and sterilization, are performed by outside vendors. We expect our current manufacturing facility in California, will be sufficient through at least 2022. We generated revenues of $8.8 million in 2020 and $10.1 million in 2021. The lower revenues in 2020 was primarily due to the adverse effects of COVID-19 on our customers as hospitals deferred elective procedures. We generated revenues of $5.4 million in the first two quarters of 2021 and $4.0 million in the first two quarters of 2022. Revenues in 2021 and 2022 continue to fluctuate due to COVID-19.

Recent Developments

Reverse Stock Split

On March 14, 2022, we effected a 1-for-20 reverse stock split of our outstanding shares of common stock, which brought the bid price of our common stock above the minimum bid price requirement under Nasdaq rules. Except as otherwise indicated, all share and per share information in this prospectus gives effect to such reverse stock split.

ATM Agreement

On May 20, 2022, we entered into an At the Market Offering Agreement (the “ATM Agreement”) with H.C. Wainwright & Co., LLC (the “Agent”), as sales agent, pursuant to which the Company may offer and sell shares of common stock, par value $0.001 per share up to an aggregate offering price of $7,000,000 from time to time, in an at-the-market public offering. Sales of the shares, if any, will be made at prevailing market prices at the time of sale, or as otherwise agreed with the Agent. The Agent will receive a commission from us of 3.0% of the gross proceeds of any shares sold under the ATM Agreement. On August 3, 2022, we suspended sales under the ATM Agreement. We will not make any sales of our common stock pursuant to the ATM Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission with respect to the ATM Agreement.

Loan Agreement

On September 22, 2015, we entered into a Term Loan Agreement, as amended (the “Loan Agreement”) with CRG Partners III L.P. and certain of its affiliated funds. On August 10, 2022, we entered into Amendment No. 6 to the Loan Agreement to lower the Minimum Revenue Covenants to $8 million and $10 million for 2022 and 2023, respectively; the Revenue Covenants remained unchanged for 2024 and 2025.

Company Information

We were incorporated in Delaware on March 8, 2007. Our principal executive offices are located at 400 Chesapeake Drive, Redwood City, CA 94063, and our telephone number is (650) 241-7900. Our website address is www.avinger.com. The information on, or that may be accessed through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus. We make available, free of charge on our corporate website at www.avinger.com, copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements, and all amendments to these reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission, or the SEC, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act. We also show detail about stock trading by corporate insiders by providing access to SEC Forms 3, 4 and 5. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. The information in or accessible through the websites referred to above are not incorporated into, and are not considered part of, this filing. Further, our references to the URLs for these websites are intended to be inactive textual references only.

THE OFFERING

Issuer	Avinger, Inc., a Delaware corporation

Securities offered by the Selling Stockholders	1,369,864 shares of our common stock issuable upon the exercise of pre-funded warrants and 5,878,999 shares of our common stock issuable upon the exercise of preferred investment options.

Common stock outstanding	7,040,470 shares as of August 8, 2022

Common stock outstanding assuming all pre-funded warrants and preferred investment options are exercised	14,289,333 shares

Exercise price of securities

In the Private Placement that closed on August 8, 2022, certain of the Selling Stockholders purchased 1,369,864 pre-funded warrants from us for a total purchase price of approximately $2.4 million. The prefunded warrants have an exercise price of $0.0001 per share. Assuming full exercise for cash of the pre-funded warrants for an aggregate 1,369,864 shares of common stock, we would receive a total of approximately $136.99.

In the Placements that closed on August 8, 2022, we issued to the Selling Stockholders who purchase pre-funded warrants preferred investment options to purchase a total of 5,707,766 shares of common stock at a price of $1.502 per share. Assuming full exercise for cash of the preferred investment options for 5,707,766 shares of common stock, we would receive a total of approximately $8.6 million.

In connection with the Placements, we also issued preferred investment options to certain designees of H.C. Wainwright & Co, LLC to purchase an aggregate of 171,233 shares of common stock at a price of $2.19 per share. Assuming full exercise for cash of the preferred investment options for 171,233 shares of common stock, we would receive a total of $375,000.

Use of proceeds

We will not receive any of the proceeds from the sale of the shares being offered by the Selling Stockholders. To the extent we receive any cash from exercise of the pre-funded warrants or preferred investment options, we expect to use such funds for general corporate purposes and working capital, including among other things, capital expenditures and research and development expenses.

Risk Factors

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 and other information included and incorporated by reference in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our common stock.

Nasdaq Listing	Our common stock is listed on Nasdaq under the symbol “AVGR.”

The number of shares of common stock to be outstanding immediately after this offering is based on 7,040,470 shares of our common stock outstanding as of August 8, 2022 and excludes (in each case as of June 30, 2022):

●	303 shares of common stock issuable upon the exercise of stock options outstanding with a weighted average exercise price of $19,360.30 per share;

●

197,506 shares of common stock issuable upon conversion of outstanding preferred stock, comprised of 140,915 shares of common stock issuable upon conversion of outstanding Series A preferred stock and 56,591 shares of common stock issuable upon conversion of outstanding Series B preferred stock ;

●

1,006,285 shares of common stock issuable upon exercise of outstanding warrants, comprised of 44,895 shares of common stock issuable upon exercise of outstanding Series 1 Warrants, 43,548 shares of common stock issuable upon exercise of outstanding Series 2 Warrants, 43,842 shares of common stock issuable upon exercise of outstanding Series 4 warrants; 807,500 shares of common stock issuable upon exercise of outstanding January 2022 financing warrants; and 66,500 shares of common stock issuable upon exercise of outstanding placement agent warrants issued in the January 2022 financing;

●	8,656 unvested restricted stock units;

●

9,482 shares of common stock reserved for future issuance under our 2015 Equity Incentive Plan, or our 2015 Plan, and any additional shares that become available under our 2015 Plan pursuant to provisions thereof that automatically increase the share reserve under the plan each year; and

●	the effect of the “full-ratchet” anti-dilution adjustment of the conversion price of our outstanding Series B preferred stock. See “Risk Factors” beginning on page S-8 for additional information.

Unless otherwise indicated, the information in this prospectus, including the number of shares outstanding after this offering, does not reflect:

●	any issuance, exercise, vesting, expiration, or forfeiture of any additional equity awards under our equity incentive plans or stock purchase plans that occurred after June 30, 2022.

Except as otherwise indicated, all information in this prospectus gives effect to a 1-for-20 reverse stock split of our common stock, which became effective as of March 14, 2022.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below and discussed under this section, together with other information in this prospectus and the documents incorporated by reference in this prospectus, including the information set forth under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2021, and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2022. If any of these risks actually occurs, our business, financial condition or results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to Our Business

You should read and consider risk factors specific to our business before making an investment decision. Those risks are described below and in the sections entitled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2021, our quarterly report on Form 10-Q for the quarterly period ended March 31, 2022, and in other documents incorporated by reference into this prospectus. Please be aware that additional risks and uncertainties not currently known to us or that we currently deem to be immaterial could also materially and adversely affect our business, results of operations, financial condition, cash flows or prospects.

Risks Related to this Offering

You may experience future dilution as a result of future equity offerings or other equity issuances.

To raise additional capital, we may in the future offer additional shares of our common stock, preferred stock, or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering. Investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

Further, we have a significant number of warrants outstanding. To the extent that outstanding warrants have been or may be exercised, outstanding restricted stock units vest, instruments that are convertible or exercisable into common stock, if any, are converted or exercised, or other shares issued, you may experience further dilution. Further, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

We have outstanding shares of convertible preferred stock, some of which contain “full-ratchet” anti-dilution protection, which may cause significant dilution to our stockholders.

As of August 3, 2022, we had outstanding 6,340,470 shares of common stock. As of that date we had outstanding 85 shares of Series B convertible preferred stock convertible into an aggregate of 17,000 shares of common stock and 56,366 shares of Series A convertible preferred stock convertible, subject to certain conditions, into an aggregate of 140,915 shares of common stock. The issuance of shares of common stock upon the conversion of such shares of preferred stock would dilute the percentage ownership interest of all stockholders, might dilute the book value per share of our common stock and would increase the number of our publicly traded shares, which could depress the market price of our common stock. The shares of Series B preferred stock contain a “full-ratchet” anti-dilution provision which, subject to limited exceptions, would reduce the conversion price of the Series B preferred stock (and increase the number of shares issuable) in the event that we in the future issue common stock, or securities convertible into or exercisable to purchase common stock, at price per share lower than the conversion price then in effect. Our outstanding 85 shares of Series B preferred stock are convertible into 17,000 shares of common stock at a conversion price of $5.00 per share. The shares of common stock sold in this offering, if any, will be sold from time to time at various prices, and this “full-ratchet” anti-dilution provision will be triggered if the common stock is sold in this offering at a price below the then conversion price of the Series B preferred stock.

The certificate of designation for our Series A preferred stock, as amended, currently provides that shares of such Series A preferred stock will not be convertible into shares of our common stock until our stockholders have approved an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to at least 125,000,000 shares. Our Board of Directors may determine to remove this requirement. If our stockholders approve such amendment to our Amended and Restated Certificate of Incorporation, shares of Series A preferred stock may be converted into shares of our common stock, which will result in dilution to our stockholders. Assuming issuance of Preferred Investment Options with an exercise price of $1.502 per share, approximately 39,591 additional shares would be issuable upon conversion of the 85 shares of Series B convertible preferred stock outstanding as of August 3, 2022, so that an aggregate of 56,591 shares of common stock would be issuable upon conversion of such Series B convertible preferred stock. The existence of the liquidation preferences may reduce the value of our common stock, make it harder for us to sell shares of common stock in offerings in the future, or prevent or delay a change of control.

The Series A preferred stock has a liquidation preference senior to our common stock and Series B preferred stock.

The Series A preferred stock has a liquidation preference payable prior to any payment on our common stock (including shares issuable upon the exercise of our outstanding warrants) and Series B preferred stock. As a result, if we were to dissolve, liquidate, merge with another company or sell our assets, the holders of our Series A preferred stock would have the right to receive up to approximately $56.4 million as of December 31, 2021, plus any unpaid dividends, and, after the payment of the liquidation preference to the holders of the Series A preferred stock before any amount is paid to the holders of our Series B preferred stock or common stock or pursuant to the redemption rights in the warrants for fundamental transactions. The payment of the liquidation preferences could result in common stockholders, Series B preferred stockholders and warrant holders not receiving any consideration if we were to liquidate, dissolve or wind up, either voluntarily or involuntarily. In January 2019, December 2019, December 2020 and December 2021, 2,945, 3,580, 3,866 and 4,175 additional shares of Series A preferred stock, respectively, were issued to CRG as payment of dividends accrued through December 31, 2021.

Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

Our stock price has fluctuated significantly since our IPO and is likely to continue to fluctuate substantially. As a result of this price fluctuation, investors may experience losses on their investments in our stock. In addition, the development stage of our operations may make it difficult for investors to evaluate the success of our business to date and to assess our future viability. The market price for our common stock may be influenced by many factors, including:

●	sales of stock by our existing stockholders, including our affiliates;

●	market acceptance of our Lumivascular platform and products;

●	the results of our clinical trials;

●	changes in analysts’ estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts’ and our own estimates;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actual or anticipated fluctuations in our financial condition and operating results;

●	quarterly variations in our or our competitors’ results of operations;

●	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors;

●	changes in operating performance and stock market valuations of other technology companies generally, or those in the medical device industry in particular;

●	the loss of key personnel, including changes in our board of directors and management;

●	legislation or regulation of our business;

●	lawsuits threatened or filed against us;

●	the announcement or approvals of new products or product enhancements by us or our competitors;

●	announcements related to patents issued to us or our competitors and to litigation; and

●	developments in our industry.

From time to time, our affiliates may sell stock for reasons due to their personal financial circumstances. These sales may be interpreted by other stockholders as an indication of our performance and result in subsequent sales of our stock that have the effect of creating downward pressure on the market price of our common stock. In addition, the stock prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. The market price and trading volume of our common stock has been volatile over the past year, and it may continue to be volatile. Over the past year, our common stock has traded as low as $1.42 and as high as $20.80 per share. We cannot predict the price at which our common stock will trade in the future and it may decline. The price at which our common stock trades may fluctuate significantly and may be influenced by many factors, including our financial results; developments generally affecting our industry; general economic, industry and market conditions; the depth and liquidity of the market for our common stock; investor perceptions of our business; reports by industry analysts; announcements by other market participants, including, among others, investors, our competitors, and our customers; regulatory action affecting our business; and the impact of other “Risk Factors” discussed in this prospectus or incorporated by reference herein. In addition, changes in the trading price of our common stock may be inconsistent with our operating results and outlook. The volatility of the market price of our common stock may adversely affect investors’ ability to purchase or sell shares of our common stock.

Nasdaq may delist our securities from its exchange, which could harm our business and limit our stockholders’ liquidity.

Our common stock is currently listed on the Nasdaq Capital Market (“Nasdaq”), which has qualitative and quantitative listing criteria. However, we cannot assure you that our common stock will continue to be listed on Nasdaq in the future. In order to continue listing our common stock on Nasdaq, we must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum amount in stockholders’ equity, a minimum number of holders of our common stock and a minimum bid price.

In particular, Nasdaq Listing Rule 5550(a) and 5550(b)(1) require us to maintain a minimum stockholders’ equity of $2.5 million. While we are currently in compliance with this rule, we may not be able to maintain compliance in the future. We have, since our inception, incurred net losses and expect we will continue to incur net losses. The decline in our equity is a direct result of our net loss. As we continue to incur losses, our accumulated deficit will continue to increase, which will have a negative impact on our equity balance. Therefore, if we do not continually raise funds through various equity offerings that have an accretive value to our equity, our equity balances will continue to decline. If we are unable to raise capital in a manner that provides accretive value to our equity, our stockholders’ equity may decrease below the minimum required by Nasdaq, which could result in Nasdaq delisting our common stock. If Nasdaq delists our common stock from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●

a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Our management will have broad discretion as to the use of the proceeds of this offering.

Our management will have broad discretion as to the application of the net proceeds from this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for the Company.

We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs and our failure to obtain additional financing when needed could force us to delay, reduce or eliminate our product development programs and commercialization efforts or cause us to become insolvent.

We believe that our cash and cash equivalents at June 30, 2022 and expected revenues from operations, will be sufficient to satisfy our capital requirements and fund our operations through at least the second quarter of 2023. We will need to raise additional funds through future equity or debt financings within the next twelve months to meet our operational needs and capital requirements for product development, clinical trials and commercialization and may subsequently require additional fundraising. To date, we have financed our operations primarily through sales of our products and net proceeds from the issuance of our preferred stock and debt financings, our “at-the-market” programs, our initial public offering, or IPO, and our follow-on public offerings. We do not know when or if our operations will generate sufficient cash to fund our ongoing operations. We cannot be certain that additional capital will be available as needed on acceptable terms, or at all. In the future, we may require additional capital in order to (i) continue to conduct research and development activities, (ii) conduct post-market clinical studies, as well as clinical trials to obtain regulatory clearances and approvals necessary to commercialize our Lumivascular platform products, (iii) expand our sales and marketing infrastructure and (iv) acquire complementary businesses, technologies or products; or (v) respond to business opportunities, challenges, a decline in sales, increased regulatory obligations or unforeseen circumstances. Our future capital requirements will depend on many factors, including:

●	the degree of success we experience in commercializing our Lumivascular platform products, particularly Pantheris, and any future versions of such products;

●	the costs, timing and outcomes of clinical trials and regulatory reviews associated with our future products;

●	the costs and expenses of maintaining or expanding our sales and marketing infrastructure and our manufacturing operations;

●	the costs and timing of developing variations of our Lumivascular platform products, especially Pantheris and, if necessary, obtaining FDA clearance of such variations;

●	the extent to which our Lumivascular platform is adopted by hospitals for use by interventional cardiologists, vascular surgeons and interventional radiologists in the treatment of PAD;

●	the number and types of future products we develop and commercialize;

●	the costs of defending ourselves against future litigation;

●	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and

●	the extent and scope of our general and administrative expenses.

We may raise additional funds in equity or debt financings or enter into credit facilities in order to access funds for our capital needs. Any debt financing obtained by us in the future would cause us to incur additional debt service expenses and could include restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and pursue business opportunities. In addition, due to our current level of debt, future equity investors may require that we convert all or a portion of our debt to equity, and our debtholders may not agree to such terms. If we raise additional funds through further issuances of equity or convertible debt securities, and/or if we convert all or a portion of our existing debt to equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our common stock. In addition, the “full ratchet” anti-dilution provisions in our preferred stock, discussed below, could make it more difficult for us to obtain financing. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, we may terminate or delay the development of one or more of our products, delay clinical trials necessary to market our products, delay establishment of sales and marketing capabilities or other activities necessary to commercialize our products, and significantly scale back our operations, or we may become insolvent. If this were to occur, our ability to continue to grow and support our business and to respond to business challenges could be significantly limited.

Future sales of our common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock, and could impair our ability to raise capital through the sale of additional equity securities. As of August 8, 2022, we had 7,040,470 shares of common stock outstanding, all of which, other than shares held by our directors and certain officers and affiliates, were eligible for sale in the public market, subject in some cases to compliance with the requirements of Rule 144, including the volume limitations and manner of sale requirements.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to the Delaware General Corporation Law or our certificate of incorporation or bylaws (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers or employees. If a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any documents we incorporate by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical fact, included or incorporated in this prospectus and any documents we incorporate by reference regarding our strategy, future operations, collaborations, intellectual property, cash resources, financial position, future revenues, projected costs, prospects, plans, and objectives of management are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forwardlooking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under the heading “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances included herein may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forwardlooking statements include, but are not limited to, statements about:

●	the outcome of and expectations regarding our current clinical studies and any additional clinical studies we initiate;

●	our plans to modify our current products, or develop new products, to address additional indications;

●	our ability to obtain additional financing through future equity or debt financings;

●	the expected timing of 510(k) clearances by the FDA for additional versions of Pantheris, Ocelot, Tigereye and Lightbox;

●	the expected timing of 510(k) submission to the FDA, and associated marketing clearances by the FDA, for additional versions of Pantheris, Ocelot, Tigereye and Lightbox;

●	the expected growth in our business and our organization;

●	our expectations regarding government and third-party payor coverage and reimbursement, including the ability of Pantheris to qualify for reimbursement codes used by other atherectomy products;

●	our ability to remain in compliance with the listing requirements of the Nasdaq Capital Market;

●	our ability to retain and recruit key personnel, including the continued development of our sales and marketing infrastructure;

●	our ability to obtain and maintain intellectual property protection for our products;

●	our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for, or ability to obtain, additional financing;

●	our expectations regarding revenue, cost of revenue, gross margins, and expenses, including research and development and selling, general and administrative expenses;

●

our expectations of qualitative and quantitative effects of COVID-19 to the extent discussed, as well as any expectations of recovery from or forward looking short-term or long-term implications thereof;

●	the effects of the COVID-19 pandemic on our business and results of operations;

●	our ability to identify and develop new and planned products and acquire new products, including those for the coronary market;

●	our financial performance;

●	our ability to remain in compliance with laws and regulations that currently apply or become applicable to our business, both in the United States and internationally; and

●	developments and projections relating to our competitors or our industry.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. These risks should not be construed as exhaustive and should be read in conjunction with our other disclosures, including but not limited to the risks described under the heading “Risk Factors.” Other risks may be described from time to time in our filings made under the securities laws. New risks emerge from time to time. It is not possible for our management to predict all risks. All forward-looking statements in this prospectus and any documents we incorporate by reference speak only as of the date made and are based on our current beliefs and expectations. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INDUSTRY AND MARKET DATA

This prospectus and the documents incorporated by reference herein and therein contain estimates, projections and other information concerning our industry, our business, and the markets for certain products, including data regarding the estimated size of those markets, their projected growth rates and the incidence and prevalence of certain medical conditions. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market, and other data from our own research as well as from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by independent third parties and by us.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Stockholders.

Upon the cash exercise of the pre-funded warrants and preferred investment options, however, if all such securities are exercised, we will receive the exercise price in the aggregate amount of approximately $8.9 million. We intend to use any proceeds received from the exercise of pre-funded warrants and preferred investment rights for general corporate purposes and working capital, which may include research and development of our Lumivascular platform products, preclinical and clinical trials and studies, regulatory submissions, expansion of our sales and marketing organizations and efforts, intellectual property protection and enforcement and capital expenditures. We have not yet determined the amount of net proceeds to be used specifically for any particular purpose or the timing of these expenditures. We may use a portion of the net proceeds to acquire complementary products, technologies or businesses or to repay principal on our debt; however, we currently have no binding agreements or commitments to complete any such transactions or to make any such principal repayments from the proceeds of this offering, although we do look for such acquisition opportunities. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities.

DESCRIPTION OF THE SECURITIES

The Selling Stockholders are offering up to 7,248,863 shares of our common stock issued or issuable upon exercise of the pre-funded warrants and preferred investment options previously issued to the Selling Stockholders. The following description summarizes the material terms and provisions of our capital stock, including the common stock the Selling Stockholders may offer under this prospectus. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. The terms of our capital stock may also be affected by Delaware law.

General

Our authorized capital stock consists of one hundred million (100,000,000) shares of common stock, $0.001 par value per share, and five million (5,000,000) shares of undesignated preferred stock, $0.001 par value per share.

Common Stock

Outstanding Shares

As of August 8, 2022, there were 7,040,470 shares of common stock outstanding, held of record by 123 stockholders. Our board of directors is authorized, without stockholder approval, to issue additional shares of our common stock. As of August 8, 2022, there were 3,860,168 shares of common stock subject to the exercise of outstanding warrants, 5,878,999 shares of common stock subject to the exercise of outstanding preferred investment options, 197,506 shares of common stock subject to the conversion of outstanding preferred stock, and 9,965 shares of common stock subject to outstanding equity awards.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

There are 100,000,000 shares of common stock authorized for issuance. Pursuant to our amended and restated certificate of incorporation, each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of stockholders; provided, however, that, except as otherwise required by law, holders of our common stock, as such, shall not be entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our amended and restated certificate of incorporation. Pursuant to our amended and restated certificate of incorporation and amended and restated bylaws, corporate actions can generally be taken by a majority of our board and/or stockholders holding a majority of our outstanding shares, except as otherwise indicated in the section entitled “Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws,” where certain amendments to our amended and restated certificate of incorporation and amended and restated bylaws require the vote of at least 662/3% of our then outstanding voting securities. Additionally, our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a plurality of the votes cast at a meeting of stockholders will be able to elect all of the directors then standing for election.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering, when paid for, will be, fully paid and nonassessable.

Preferred Stock

Under our Charter, we have authority, subject to any limitations prescribed by law and without further stockholder approval, to issue from time to time up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series. As of August 8, 2022, 60,000 shares of preferred stock were designated Series A preferred stock, 18,000 shares of preferred stock were designated Series B preferred stock, 8,586 shares of preferred stock were designated Series C preferred stock, and 7,600 shares of preferred stock were designated Series D preferred stock. As of January 31, 2022, 56,366 shares of Series A preferred stock were issued and outstanding, 85 shares of Series B preferred stock were issued and outstanding, no shares of Series C preferred stock were issued and outstanding, and no shares of Series D preferred stock were issued and outstanding. Pursuant to our Charter, we are authorized to issue “blank check” preferred stock, which may be issued from time to time in one or more series upon authorization by our board of directors. Our board of directors, without further approval of the stockholders, is authorized to fix the designation, powers, preferences, relative, participating optional or other special rights, and any qualifications, limitations and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power or rights of the holders of our common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium or otherwise adversely affect the market price of the common stock.

Series A Convertible Preferred Stock

The preferences and rights of the Series A preferred stock are as set forth in a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, or the Series A Certificate of Designation, which is included as Exhibit 3.6 to the registration statement of which this prospectus forms a part, as well as the Certificate of Amendment to the Series A Certificate of Designation, which is included as Exhibit 3.9 to the registration statement of which this prospectus forms a part. The following is a summary of the material terms of our Series A preferred stock and is qualified in its entirety by the Series A Certificate of Designation. Please refer to the Series A Certificate of Designation for more information on the preferences, rights and limitations of Series A preferred stock.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series A preferred stock will be entitled to receive distributions out of our assets, whether capital or surplus, of the greater of (i) an amount equal to $1,000 per share plus accrued and unpaid dividends thereon or (ii) such amount as would be payable if the Series A preferred stock had been converted to common stock. Amounts payable to the Series A preferred stock upon any dissolution, liquidation or winding up are payable prior and in preference to the payment of any amounts to the holders of Series B preferred stock, Series C preferred stock, Series D preferred stock, or common stock.

Dividends. Holders of the Series A preferred stock are entitled to receive accruing dividends of 8% per annum, which dividends are cumulative and annually compounded. The holders of Series A preferred stock will be entitled to receive an amount equal (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of our common stock. We have an option to pay the Series A preferred stock’s accruing dividend in additional shares of Series A preferred stock and have utilized this option in the past. Conversion. Each share of Series A preferred stock is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by dividing $1,000 by the conversion price of $400.00 (subject to adjustment as described below). This right to convert is limited by the beneficial ownership limitation described below. CRG Partner III L.P. and certain of its affiliated funds, collectively referred to as CRG, are the majority holder of the Series A preferred stock and has agreed to suspend the conversion of its Series A preferred stock into common stock until such time as our stockholders have approved an amended and restated certificate of incorporation authorizing at least 125 million shares of common stock.

Forced Conversion. If the Company’s average market capitalization is at least $100,000,000 both (i) on a given date, based on the closing price and number of shares outstanding and (ii) for the prior quarter, based on the volume-weighted average closing price during such quarter and number of shares outstanding on the last day of such quarter, the Series A preferred stock is subject to mandatory conversion (subject to the beneficial ownership limitation below).

Beneficial Ownership Limitation. A holder shall have no right to convert any portion of Series A preferred stock, to the extent that, after giving effect to such conversion, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% (or, upon election by a holder any higher or lower percentage) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion. A holder of Series A preferred stock may adjust the percentage of the beneficial ownership upon not less than 61 days prior notice. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Holders of Series A preferred stock who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Securities Exchange Act of 1934, as amended, any person who acquires Series A preferred stock with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock.

Optional Redemption. Subject to the terms of the certificate of designation, the Company holds an option to redeem some or all the Series A preferred stock for the amount per share otherwise payable upon a liquidation, dissolution or winding up of the Company, upon 30 days prior written notice to the holder of the Series A preferred stock.

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of common stock on shares of common stock or any other common stock equivalents, subdivide or combine outstanding common stock, or reclassify common stock, the conversion price will be adjusted by multiplying the then effective conversion price by a fraction, the numerator of which shall be the number of shares of common stock (including shares issuable upon conversion of the Series B preferred stock, Series C preferred stock, and Series D preferred stock) outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event (assuming conversion of the Series B preferred stock, Series C preferred stock, and Series D preferred stock).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series A preferred stock will be entitled to receive upon conversion of the Series A preferred stock the same kind and amount of securities, cash or property which the holders would have received had they converted the Series A preferred stock immediately prior to such fundamental transaction.

Voting Rights, etc. Except as otherwise provided in the Series A Certificate of Designation or required by law, the Series A preferred stock has no voting rights. However, as long as any shares of Series A preferred stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A preferred stock, (i) liquidate, dissolve, or wind up the Company; (ii) alter or amend the certificate of incorporation, Series A Certificate of Designation or bylaws of the Company in a manner adverse to the Series A preferred stock; (iii) create, or amend the terms of any securities so as to create, securities pari passu or senior to the Series A preferred stock; (iv) purchase, redeem or make any dividend upon shares of capital stock other than certain limited exceptions; or (v) issue any additional Series A preferred stock.

Fractional Shares. No fractional shares of common stock will be issued upon conversion of Series A preferred stock. Rather, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of common stock. The Series A preferred stock was issued in book-entry form under a preferred stock agent agreement between American Stock Transfer & Trust as preferred stock agent, and us, and was initially represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. There is no established public trading market for the Series A preferred stock and we do not expect a market to develop. We do not plan on applying to list the Series A preferred stock on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system. The transfer agent for our Series A preferred stock is American Stock Transfer & Trust Company, LLC.

Series B Convertible Preferred Stock

The preferences and rights of the Series B preferred stock are as set forth in a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, or the Series B Certificate of Designation, which is included as Exhibit 3.7 to the registration statement of which this prospectus forms a part. The following is a summary of the material terms of our Series B preferred stock and is qualified in its entirety by the Series B Certificate of Designation. Please refer to the Series B Certificate of Designation for more information on the preferences, rights and limitations of Series B preferred stock.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series B preferred stock will be entitled to receive distributions out of our assets, whether capital or surplus, of an amount equal to $0.001 per share of Series B preferred stock before any distributions shall be made on the common stock or any series of preferred stock ranked junior to the Series B preferred stock, but after distributions shall be made on any outstanding Series A preferred stock and any of our existing or future indebtedness.

Dividends. Holders of the Series B preferred stock will be entitled to receive dividends equal (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of our common stock. No other dividends will be paid on shares of Series B preferred stock.

Conversion. Each share of Series B preferred stock is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by dividing $1,000 by the conversion price of $5.00 (subject to adjustment as described below). This right to convert is limited by the beneficial ownership limitation described below.

Forced Conversion. Subject to certain ownership limitations as described below and certain equity conditions being met, until such time that during any 30 consecutive trading days, the volume weighted average price of our common stock exceeds 300% of the conversion price and the daily dollar trading volume during such period exceeds $500,000 per trading day, we shall have the right to force the conversion of the Series B preferred stock into common stock.

Beneficial Ownership Limitation. A holder shall have no right to convert any portion of Series B preferred stock, to the extent that, after giving effect to such conversion, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any shares of Series B preferred stock, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion (subject to the right of the holder to increase such beneficial ownership limitation upon not less than 61 days prior notice provided that such limitation can never exceed 9.99% and such 61 day period cannot be waived). Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Holders of Series B preferred stock who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Securities Exchange Act of 1934, as amended, any person who acquires Series B preferred stock with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock.

Optional Redemption. Subject to the terms of the certificate of designation, the Company holds an option to redeem some or all the Series B preferred stock six months after its issuance date at a 200% premium to the stated value of the Series B preferred stock subject to the redemption, upon 30 days prior written notice to the holder of the Series B preferred stock. The Series B preferred stock would be redeemed by the Company for cash.

Subsequent Equity Sales. The Series B preferred stock has full-ratchet price based anti-dilution protection, subject to customary carve-outs, in the event of a down-round financing at a price per share below the conversion price of the Series B preferred stock. If during any 20 of 30 consecutive trading days the volume weighted average price of our common stock exceeds 300% of the then-effective conversion price of the Series B preferred stock and the daily dollar trading volume for each trading day during such 30 day period exceeds $500,000, the anti-dilution protection in the Series B preferred stock will expire and cease to apply.

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of common stock on shares of common stock or any other common stock equivalents, subdivide or combine outstanding common stock, or reclassify common stock, the conversion price will be adjusted by multiplying the then conversion price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event.

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series B preferred stock will be entitled to receive upon conversion of the Series B preferred stock the same kind and amount of securities, cash or property which the holders would have received had they converted the Series B preferred stock immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series B preferred stock.

Voting Rights, etc. Except as otherwise provided in the Series B Certificate of Designation or required by law, the Series B preferred stock has no voting rights. However, as long as any shares of Series B preferred stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B preferred stock, materially alter or change adversely the powers, preferences or rights given to the Series B preferred stock, materially amend the Series B Certificate of Designation, amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders, increase the number of authorized shares of Series B preferred stock, or enter into any agreement with respect to any of the foregoing. The Series B Certificate of Designation provides that if any party commences an action or proceeding to enforce any provisions thereunder, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding. This provision may, under certain circumstances, be inconsistent with federal securities laws and Delaware general corporation law.

Fractional Shares. No fractional shares of common stock will be issued upon conversion of Series B preferred stock. Rather, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the conversion price. The Series B preferred stock was issued in book-entry form under a preferred stock agent agreement between American Stock Transfer & Trust as preferred stock agent, and us, and was initially represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. There is no established public trading market for the Series B preferred stock and we do not expect a market to develop. We do not plan on applying to list the Series B preferred stock on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

The transfer agent for our Series B preferred stock is American Stock Transfer & Trust Company, LLC.

Warrants

As of August 8, 2022, we had outstanding warrants to purchase common stock as follows:

Total Outstanding and Exercisable Underlying Shares of Common Stock			Exercise Price Per Share	Expiration Date
Series 1 Warrants issued in February 2018 Series B financing	8,979,000	44,895	$400.00	February 2025
Series 2 Warrants issued in February 2018 Series B financing	8,709,500	43,548	$400.00	February 2025
Warrants issued in November 2018 financing	8,768,395	43,842	$80.00	November 2023
Common Stock Purchase Warrants issued in January 2022 financing	16,150,000	807,500	$9.60	July 2027
Placement Agent Warrants issued in January 2022 financing	1,330,000	66,500	$10.00	January 2027
Pre-funded warrants issued in the August 2022 Private Placement	1,369,864	1,369,864	$0.0001	N/A
Pre-funded warrants issued in the August 2022 RD Placement	784,019	784,019	$0.0001	N/A
Total	49,090,778	3,160,168

Series 1 and Series 2 Warrants

The material terms and provisions of the Series 1 and Series 2 Warrants are summarized below. This summary of some provisions of the Series 1 and Series 2 Warrants is not complete and is qualified in its entirety by the form of warrant filed as Exhibit 4.4 to the registration statement of which this prospectus is a part. Pursuant to a warrant agency agreement between us and American Stock Transfer& Trust Company, LLC, as warrant agent, the warrants were issued in book-entry form and were initially represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercise. The Series 1 Warrants are immediately exercisable and expire on the seventh anniversary of the date of issuance. The Series 2 Warrants are immediately exercisable and expire on the earlier of (i) the seventh anniversary of the date of issuance or (ii) the 60t h calendar day following the receipt and announcement of FDA clearance of our Pantheris below-the-knee device (or the same or similar product with a different name); provided, however, if at any time during such 60-day period the volume weighted average price for any trading day is less than the then effective exercise price, the termination date shall be extended to the seven-year anniversary of the initial exercise date. Each whole Series 1 or Series 2 Warrant is exercisable to purchase one share of our common stock at an exercise price of $400.00 per share at any time prior to expiration. The Series 1 and Series 2 Warrants are each governed by the terms of a global warrant certificate deposited with DTC. The holder of a Series 1 or Series 2 Warrant will not be deemed a holder of our underlying common stock until such warrant is exercised, except as set forth in such warrant. The holders Series 1 and Series 2 Warrants must pay the exercise price in cash upon exercise of the Series 1 and Series 2 Warrants, unless such holders are utilizing the cashless exercise provision of the Series 1 and Series 2 Warrants, which is only available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement.

Beneficial Ownership Limitation. Subject to limited exceptions, a holder of Series 1 or Series 2 Warrants will not have the right to exercise any portion of its Series 1 or Series 2 Warrants if the holder (together with such holder's affiliates, and any persons acting as a group together with such holder or any of such holder's affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the holder, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise; provided, however, that upon notice to the Company, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to us.

Stock Dividends and Stock Splits. The exercise price and the number of shares issuable upon exercise of the Series 1 and Series 2 Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock.

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series 1 and Series 2 Warrants will be entitled to receive upon exercise of the Series 1 and Series 2 Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Series 1 and Series 2 Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series 1 and Series 2 Warrants. Further, as more fully described in the Series 1 and Series 2 Warrants, in the event of certain fundamental transactions, the holders of the Series 1 and Series 2 Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Series 1 or Series 2 Warrants on the date of consummation of such transaction. Upon the holder's exercise of a Series 1 or Series 2 Warrant, we will issue the shares of common stock issuable upon exercise of the Series 1 or Series 2 Warrant within the earlier of two trading days following our receipt of a notice of exercise or the standard settlement period for the market on which the common stock is then listed, provided that payment of the exercise price has been made (unless exercised via the “cashless” exercise provision). Prior to the exercise of any Series 1 or Series 2 Warrants, holders of the Series 1 or Series 2 Warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein. The Series 1 and Series 2 Warrants are not listed on any securities exchange, and we do not intend to apply for listing of the Series 1 and Series 2 Warrants on any securities exchange or other trading system.

November 2018 Warrants

The material terms and provisions of the warrants issued in our November 2018 financing (the “November 2018 Warrants”) are summarized below. This summary of some provisions of the November 2018 Warrants is not complete. For the complete terms of the November 2018 Warrants, you should refer to the form of November 2018 Warrant filed as Exhibit 4.5 to the registration statement of which this prospectus forms a part. Pursuant to a warrant agency agreement between us and American Stock Transfer & Trust Company, LLC, as warrant agent, the November 2018 Warrants were issued in book-entry form and were initially represented only by one or more global warrants deposited with the warrant agent, as custodian, on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercise. The November 2018 Warrants have an exercise price equal to $80.00 per share. The November 2018 Warrants are governed by the terms of a global warrant held in book-entry form. The holder of an November 2018 Warrant is not deemed a holder of our underlying common stock until the November 2018 Warrant is exercised. Subject to certain limitations as described below, the November 2018 Warrants expire on November 1, 2023. The holders must pay the exercise price in cash upon exercise of the November 2018 Warrants, unless such holders are utilizing the cashless exercise provision of the November 2018 Warrants. On the expiration date, unexercised November 2018 Warrants will automatically be exercised via the “cashless” exercise provision. Upon the holder’s exercise of an November 2018 Warrant, we will issue the shares of common stock issuable upon exercise of the November 2018 Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised via the “cashless” exercise provision). Prior to the exercise of any November 2018 Warrants to purchase common stock, holders of the November 2018 Warrants do not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Beneficial Ownership Limitation. Subject to limited exceptions, a holder of November 2018 Warrants does not have the right to exercise any portion of its November 2018 Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

Stock Dividends and Stock Splits. The exercise price and the number of shares issuable upon exercise of the November 2018 Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock.

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the November 2018 Warrants will be entitled to receive upon exercise of such November 2018 Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their November 2018 Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the November 2018 Warrants. Additionally, as more fully described in the November 2018 Warrants, in the event of certain fundamental transactions, the holders of the November 2018 Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the November 2018 Warrants on the date of consummation of such transaction. The November 2018 Warrants are not listed on any securities exchange, and we do not intend to apply for listing of the November 2018 Warrants on any securities exchange or other trading system.

Warrants issued in January 2022

The material terms and provisions of the common stock purchase warrants (the “January 2022 Warrants”) and the placement agent warrants (the “Placement Agent Warrants”) issued in January 2022 are summarized below. This summary of the provisions of the January 2022 Warrants and Placement Agent Warrants is not complete and is qualified in its entirety by the form of January 2022 Warrant and Placement Agent Warrant filed as Exhibit 4.6 and 4.7, respectively, to the registration statement of which this prospectus is a part. The Placement Agent Warrants have the same terms as the January 2022 Warrants, except that the Placement Agent Warrants have an exercise price of $10.00 and will expire on January 12, 2027.

Exercise. Each January 2022 Warrant became exercisable on July 14, 2022 and has an initial exercise price of $9.60 per share. Each January 2022 Warrant may be exercised, in cash or, if no effective registration statement is available registering the issuance of the shares of common stock underlying the January 2022 Warrants, by a cashless exercise, at any time beginning on July 14, 2022 (the “Initial Exercise Date”), and from time to time thereafter through and including the fifth anniversary of the Initial Exercise Date. The January 2022 Warrants will be exercisable in whole or in part by delivering to the company a completed instruction form for exercise and complying with the requirements for exercise set forth in the January 2022 Warrant. Payment of the exercise price may be made in cash or, if no effective registration statement is available registering the issuance of the shares of common stock underlying the January 2022 Warrants, pursuant to a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the January 2022 Warrant.

No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the January 2022 Warrant. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we may, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Failure to Timely Deliver Shares. If we fail to deliver to the holder a certificate representing shares issuable upon exercise of a January 2022 Warrant or to credit the holder’s balance account with The Depository Trust Company for such number of shares of common stock to which the holder is entitled upon the holder’s exercise of the January 2022 Warrant, in each case, by the delivery date set forth in the January 2022 Warrant, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the warrant shares which the holder anticipated receiving upon such exercise, or a Buy-In, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of warrant shares that we were required to deliver to the holder in connection with the exercise at issue, times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the applicable warrant and equivalent number of warrant shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had we timely complied with our exercise and delivery obligations. In addition, if we fail to deliver to the holder any common stock pursuant to a validly-exercised January 2022 Warrant, we will be required to pay liquidated damages in the amount of $10 per trading day (increasing to $20 per trading day on the third trading day after the warrant share delivery date) for each $1,000 of the shares of common stock exercised but not delivered until such time the shares of common stock are delivered or the holder rescinds such exercise.

Exercise Limitation. In general, a holder will not have the right to exercise any portion of a January 2022 Warrant if the holder (together with its Attribution Parties (as defined in the January 2022 Warrant)) would beneficially own in excess of 4.99% or 9.99%, at the election of the holder, of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Adjustment for Stock Splits. The exercise price and the number of shares of common stock purchasable upon the exercise of the January 2022 Warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations of our common stock.

Dividends or Distributions. If we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) at any time after the issuance of the January 2022 Warrants, then, in each such case, the holders of the January 2022 Warrants shall be entitled to participate in such distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of common stock acquirable upon complete exercise of the January 2022 Warrants.

Purchase Rights. If we grant, issue or sell any shares of our common stock or securities exercisable for, exchangeable for or convertible into our common stock, or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of our common stock, referred to as Purchase Rights, then each holder of the January 2022 Warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the January 2022 Warrant immediately before the record date, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined, for the grant, issue or sale of such Purchase Rights.

Fundamental Transaction. If a Fundamental Transaction (as defined in the January 2022 Warrants and described below) occurs, the holder will thereafter have the right to receive upon an exercise of the January 2022 Warrants at any time after the consummation of the Fundamental Transaction but prior to the applicable expiration date of the January 2022 Warrants, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of common stock for which the January 2022 Warrants are exercisable immediately prior to such Fundamental Transaction on the exercise of the January 2022 Warrants. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of common stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. Additionally, the Company will cause any successor entity to assume all of our obligations under the January 2022 Warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the January 2022 Warrants, following such Fundamental Transaction. These provisions apply similarly and equally to successive Fundamental Transactions and other corporate events described in the January 2022 Warrants and will be applied without regard to any limitations on the exercise of the warrant. In the event of a Fundamental Transaction other than one in which a successor entity that is a publicly traded corporation whose stock is quoted or listed on a trading market assumes the January 2022 Warrant such that the January 2022 Warrant shall be exercisable for the publicly traded common stock of such successor entity and only if such Fundamental Transaction is within the Company’s control and the consideration is in all stock in the successor entity, then, at the request of the holder, we or the successor entity shall purchase the unexercised portion of the January 2022 Warrants from the holder by paying to the holder, on or prior to the second trading day after such request (or, if later, on the effective date of the Fundamental Transaction), an amount, in the same type or form of consideration that is being paid to holders of common stock in such Fundamental Transaction, equal to the Black-Scholes Value (as defined below) of the remaining unexercised portion of the January 2022 Warrants on the date of such Fundamental Transaction, subject to certain limitations in the event of a Fundamental Transaction not within our control.

Transferability. Subject to applicable laws, the January 2022 Warrants may be offered for sale, sold, transferred or assigned. There is currently no trading market for the January 2022 Warrants and a trading market is not expected to develop.

Rights as a Shareholder. Except as otherwise provided in the January 2022 Warrants or by virtue of a holder’s ownership of shares of our common stock, the holders of the January 2022 Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, unless and until they exercise their warrants.

Amendments. Each January 2022 Warrant may be amended with the written consent of the holder of such January 2022 Warrant and us.

Listing. There is no established public trading market for the January 2022 Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the January 2022 Warrants on any national securities exchange.

Definitions Relating to the January 2022 Warrants

“Black Scholes Value” means the value of the January 2022 Warrants based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the termination date of the January 2022 Warrants, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the trading day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any noncash consideration, if any, being offered in such Fundamental Transaction, (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the termination date of the January 2022 Warrants, and (E) a zero cost of borrow.

“Fundamental Transaction” means (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation with or into another person, (ii) we or any of our subsidiaries, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding common stock, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of our common stock (not including any shares of common stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination).

Pre-Funded Warrants issued in August 2022

In August 2022, we issued (i) in the RD Placement, pre-funded warrants to purchase up to an aggregate of 784,019 shares of common stock (the “RD Pre-Funded Warrants”) and (ii) in the Private Placement, pre-funded warrants to purchase up to an aggregate of 1,369,864 shares of common stock (the “Private Pre-Funded Warrants” and together with the RD Pre-Funded Warrants the “August 2022 Pre-Funded Warrants”). The RD Pre-Funded Warrants and Private Pre-Funded Warrants have substantially the same terms. A summary of the material terms of the August 2022 Warrants is set forth below. This summary of some provisions of the August 2022 Warrants is not complete and is qualified in its entirety by the form of RD Pre-Funded Warrant and Private Pre-Funded Warrant filed as Exhibits 4.8 and 4.9, respectively, to the registration statement of which this prospectus is a part.

Exercise. Each August 2022 Warrant is immediately exercisable at an initial exercise price of $0.0001 per share and has no expiration date. The August 2022 Warrants will be exercisable in whole or in part by delivering to the company a completed instruction form for exercise and complying with the requirements for exercise set forth in the August 2022 Warrants. Payment of the exercise price may be made in cash or pursuant to a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the August 2022 Warrants.

No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the August 2022 Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we may, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Failure to Timely Deliver Shares. If we fail to deliver to the holder a certificate representing shares issuable upon exercise of an August 2022 Warrant or to credit the holder’s balance account with The Depository Trust Company for such number of shares of common stock to which the holder is entitled upon the holder’s exercise of the August 2022 Warrant, in each case, by the delivery date set forth in the August 2022 Warrant, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the warrant shares which the holder anticipated receiving upon such exercise, or a Buy-In, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of warrant shares that we were required to deliver to the holder in connection with the exercise at issue, times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the applicable warrant and equivalent number of warrant shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had we timely complied with our exercise and delivery obligations. In addition, if we fail to deliver to the holder any common stock pursuant to a validly-exercised August 2022 Warrant, we will be required to pay liquidated damages in the amount of $10 per trading day (increasing to $20 per trading day on the fifth trading day after the warrant share delivery date) for each $1,000 of the shares of common stock exercised but not delivered until such time the shares of common stock are delivered or the holder rescinds such exercise.

Exercise Limitation. In general, a holder will not have the right to exercise any portion of an August 2022 Warrant if the holder (together with its Attribution Parties (as defined in the August 2022 Warrants)) would beneficially own in excess of 4.99% or 9.99%, at the election of the holder, of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Adjustment for Stock Splits. The exercise price and the number of shares of common stock purchasable upon the exercise of the August 2022 Warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations of our common stock.

Dividends or Distributions. If we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) at any time after the issuance of the August 2022 Warrants, then, in each such case, the holders of the August 2022 Warrants shall be entitled to participate in such distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of common stock acquirable upon complete exercise of the August 2022 Warrants.

Purchase Rights. If we grant, issue or sell any shares of our common stock or securities exercisable for, exchangeable for or convertible into our common stock, or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of our common stock, referred to as Purchase Rights, then each holder of the August 2022 Warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the August 2022 Warrants immediately before the record date, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined, for the grant, issue or sale of such Purchase Rights.

Fundamental Transaction. If a Fundamental Transaction (as defined in the August 2022 Warrants and described below) occurs, the holder will thereafter have the right to receive upon an exercise of the August 2022 Warrants at any time after the consummation of the Fundamental Transaction the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of common stock for which the August 2022 Warrants are exercisable immediately prior to such Fundamental Transaction on the exercise of the August 2022 Warrants. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of common stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. Additionally, the Company will cause any successor entity to assume all of our obligations under the August 2022 Warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the August 2022 Warrants, following such Fundamental Transaction. These provisions apply similarly and equally to successive Fundamental Transactions and other corporate events described in the August 2022 Warrants and will be applied without regard to any limitations on the exercise of the warrant.

Listing. There is no established public trading market for the August 2022 Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the August 2022 Warrants on any national securities exchange.

Definitions Relating to the August 2022 Warrants

“Fundamental Transaction” means (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation with or into another person, (ii) we or any of our subsidiaries, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding common stock or 50% or more of the voting power of the Company, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of our common stock or 50% or more of the voting power of the Company.

Preferred Investment Options issued in August 2022

In August 2022, we issued (i) in the Placements, Series A preferred investment options to purchase up to an aggregate of 2,853,883 shares of common stock and Series B preferred investment options to purchase up to an aggregate of 2,853,883 shares of common stock (the “Private Preferred Investment Options”) and (ii) in connection with the Placements, preferred investment options to purchase up to an aggregate of 171,233 shares of common stock to designees of H.C. Wainwright & Co., LLC as compensation for services as placement agent in the Placements (the “Placement Agent Preferred Investment Options” and together with the Private Preferred Investment Options the “August 2022 Options”). A summary of the material terms of the August 2022 Options is set forth below. Except as described below, the Series A preferred investment options, Series B preferred investment options, and Placement Agent Preferred Investment options have substantially the same terms. This summary of some provisions of the August 2022 Options is not complete and is qualified in its entirety by the form of Series A preferred investment option, Series B preferred investment option, and Placement Agent Preferred Investment Option filed as Exhibits 4.10, 4.11, and 4.12, respectively, to the registration statement of which this prospectus is a part.

Exercise. The Private Preferred Investment Options have an initial exercise price of $1.502 per share and the Placement Agent Preferred Investment Options have an initial exercise price of $2.19 per share. Each August 2022 Option is immediately exercisable, in cash or, if no effective registration statement is available registering the issuance of the shares of common stock underlying the August 2022 Options, by a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the August 2022 Options. The Series A preferred investment options expire on February 8, 2028, the Series B preferred investment options expire on August 8, 2024, and the Placement Agent Preferred Investment Options expire on August 3, 2027. The August 2022 Options will be exercisable in whole or in part by delivering to the company a completed instruction form for exercise and complying with the requirements for exercise set forth in the August 2022 Options.

No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the August 2022 Options. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we may, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Failure to Timely Deliver Shares. If we fail to deliver to the holder a certificate representing shares issuable upon exercise of an August 2022 Option or to credit the holder’s balance account with The Depository Trust Company for such number of shares of common stock to which the holder is entitled upon the holder’s exercise of the August 2022 Options, in each case, by the delivery date set forth in the August 2022 Options, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the warrant shares which the holder anticipated receiving upon such exercise, or a Buy-In, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares that we were required to deliver to the holder in connection with the exercise at issue, times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the applicable August 2022 Option and equivalent number of shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had we timely complied with our exercise and delivery obligations. In addition, if we fail to deliver to the holder any common stock pursuant to a validly-exercised August 2022 Option, we will be required to pay liquidated damages in the amount of $10 per trading day (increasing to $20 per trading day on the third trading day after the share delivery date) for each $1,000 of the shares of common stock exercised but not delivered until such time the shares of common stock are delivered or the holder rescinds such exercise.

Exercise Limitation. In general, a holder will not have the right to exercise any portion of an August 2022 Option if the holder (together with its Attribution Parties (as defined in the August 2022 Options)) would beneficially own in excess of 4.99% or 9.99%, at the election of the holder, of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Adjustment for Stock Splits. The exercise price and the number of shares of common stock purchasable upon the exercise of the August 2022 Options are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations of our common stock.

Dividends or Distributions. If we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) at any time after the issuance of the August 2022 Options, then, in each such case, the holders of the August 2022 Options shall be entitled to participate in such distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of common stock acquirable upon complete exercise of the August 2022 Options.

Purchase Rights. If we grant, issue or sell any shares of our common stock or securities exercisable for, exchangeable for or convertible into our common stock, or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of our common stock, referred to as Purchase Rights, then each holder of the August 2022 Options will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the August 2022 Option immediately before the record date, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined, for the grant, issue or sale of such Purchase Rights.

Fundamental Transaction. If a Fundamental Transaction (as defined in the August 2022 Options and described below) occurs, the holder will thereafter have the right to receive upon an exercise of the August 2022 Options at any time after the consummation of the Fundamental Transaction but prior to the applicable expiration date of the August 2022 Options, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of common stock for which the August 2022 Options are exercisable immediately prior to such Fundamental Transaction on the exercise of the August 2022 Options. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of common stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. Additionally, the Company will cause any successor entity to assume all of our obligations under the August 2022 Options with the same effect as if such successor entity had been named in the warrant itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the August 2022 Options, following such Fundamental Transaction. These provisions apply similarly and equally to successive Fundamental Transactions and other corporate events described in the August 2022 Options and will be applied without regard to any limitations on the exercise of the warrant. In the event of a Fundamental Transaction in which the holders of our voting securities as of immediately prior to such Fundamental Transaction will not, following such Fundamental Transaction, directly or indirectly own more than 50% of the voting securities of the surviving entity or successor entity and in which we are not the successor entity or do not continue as a reporting issuer under the Exchange Act, then, at the request of the holder, we or the successor entity shall purchase the unexercised portion of the August 2022 Options from the holder by paying to the holder an amount, in cash, equal to the Black-Scholes Value (as defined below) of the remaining unexercised portion of the August 2022 Options on the date of such Fundamental Transaction, subject to certain limitations in the event of a Fundamental Transaction not within our control.

Listing. There is no established public trading market for the August 2022 Options, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the August 2022 Options on any national securities exchange.

Definitions Relating to the August 2022 Options

“Black Scholes Value” means the value of the August 2022 Options based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the termination date of the January 2022 Warrants, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the trading day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any noncash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest volume-weighted average price during the period beginning on the trading day immediately preceding the public announcement of the applicable contemplated Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the trading day of the holder’s request for payment of the Black Scholes Value, (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the termination date of the January 2022 Warrants, and (E) a zero cost of borrow.

“Fundamental Transaction” means (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation with or into another person, (ii) we or any of our subsidiaries, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding common stock or 50% or more of the voting power of the Company, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of our common stock or 50% or more of the voting power of the Company.

Equity Awards

As of June 30, 2022, there were 8,656 shares of our common stock issuable upon exercise or vesting of outstanding awards under our 2015 Equity Incentive Plan.

Exclusive Jurisdiction

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for:

●	any derivative action or proceeding brought on behalf of us;

●	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;

●	any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws; or

●	any action asserting a claim against us governed by the internal affairs doctrine.

The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in such action.

CRG Registration Rights

In September 2015, we entered into a Securities Purchase Agreement with CRG, pursuant to which we sold 44 shares of our common stock to CRG for a purchase price of $111,928.00 per share. Under the Purchase Agreement, CRG is entitled to certain rights with respect to the registration of such shares under the Securities Act as described below. Within 30 business days of our becoming eligible to use Form S-3, we were required to file a registration statement covering the resale of the shares sold to CRG under the Purchase Agreement, which we did on February 3, 2016 and have also done through the registration statement of which this prospectus forms a part. Our failure to maintain the effectiveness of the registration statement would be considered a registration default and would result in penalty payments payable by us to CRG equal to 1% of the aggregate purchase price paid by CRG under the Purchase Agreement for each 30-day period (or portion thereof) in which there is a registration default. During the time that Avinger must maintain the effectiveness of the registration statement, we must comply with other affirmative covenants. In February 2018, we entered into a Registration Rights Agreement with CRG (the “2018 Registration Rights Agreement”), pursuant to which we agreed to, upon request of the majority holders of the Series A Preferred Stock, effect the registration of all shares of the Series A Preferred Stock. Additionally, the 2018 Registration Rights Agreement provides that the holders of Series A Preferred Stock will be entitled to have their stock included on any Company initiated registration statements, subject to limitations including a reduction in the number of shares included in registration statements based on the discretion of any underwriters. The Company will bear the costs of any registration statement effected pursuant to the 2018 Registration Rights Agreement, and will provide customary indemnification and reimburse legal fees to participating Purchasers. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the 2018 Registration Rights Agreement, a copy of which is filed to Exhibit 4.4 to the registration statement of which this prospectus forms a part.

Anti-Takeover Effects of Delaware Law and Our Charter and Bylaws

Certain provisions of Delaware law, our Charter, and our Bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years of the date on which it is sought to be determined whether such person is an “interested stockholder,” did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Charter and Bylaw Provisions. Our Charter and our Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

●

Board of directors vacancies. Our Charter and Bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by our board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

●

Classified board. Our Charter and Bylaws provide that our board is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

●

● Stockholder action; special meeting of stockholders. Our Charter provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock may not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws. Our Bylaws further provide that special meetings of our stockholders may be called only by our board of directors, the Chairman of our Board of Directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

●

Advance notice requirements for stockholder proposals and director nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

●

No cumulative voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

●	Directors removed only for cause. Our Charter provides that stockholders may remove directors only for cause.

●

Amendment of charter provisions. Any amendment of the above provisions in our Charter would require approval by holders of at least 66 and 2/3% of the voting power of our then outstanding voting securities.

●

Issuance of undesignated preferred stock. Our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219. Our shares of common stock are issued in uncertificated form only, subject to limited circumstances.

Market Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “AVGR.”

THE PLACEMENTS

On August 3, 2022, we entered into a securities purchase agreement with certain of the Selling Stockholders for the purchase and sale of 700,000 shares of our common stock at a purchase price of $1.752 per share and pre-funded warrants to purchase 784,019 shares of common stock at a purchase price of $1.7519 per share of common stock underlying each such warrant in the RD Placement. In the concurrent Private Placement, we entered into a separate securities purchase agreement with such Selling Stockholder for the unregistered purchase and sale of pre-funded warrants to purchase 1,369,864 shares of common stock at a purchase price of $1.7519 per share of common stock underlying each such warrant. Each pre-funded warrant sold in the Placements is exercisable for one share of common stock at an exercise price of $0.0001 per share, was immediately exercisable, and will not expire until fully exercised.

In addition, we issued to the investor in the Placements unregistered Series A preferred investment options to purchase up to an aggregate of 2,853,883 shares of common stock at an exercise price of $1.502 per share, expiring on February 8, 2028. We also issued to the investor in the Placements unregistered Series B preferred investment options to purchase up to an aggregate of 2,853,883 shares of common stock at an exercise price of $1.502 per share, expiring on August 8, 2024.

In connection with the Placements, we issued to designees of H.C. Wainwright & Co., LLC preferred investment options to purchase up to an aggregate of 171,233 shares of common stock at an exercise price of $2.19 per share, expiring on August 3, 2027.

The shares of common stock, the pre-funded warrants issued in the RD Placement, and shares of common stock underlying the pre-funded warrants issued in the RD Placement were issued or are issuable pursuant to a “shelf” registration statement on Form S-3 (File No. 333-263922) previously filed with the SEC on March 29, 2022 and declared effective by the SEC on April 7, 2022.

The unregistered pre-funded warrants and preferred investment options described above were offered in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and cannot be sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. In connection with the Placements, we entered into a registration rights agreement with Armistice Capital Master Fund Ltd., one of the Selling Stockholders. Under the registration rights agreement, we agreed to file a registration statement within 20 calendar days following August 3, 2022. Failure by us to meet the filing deadlines and other requirements set forth in the registration rights agreement may subject us to monetary penalties. The foregoing summary of the registration rights agreement does not purport to be complete and is qualified in its entirety by the registration rights agreement filed as Exhibit 4.13 to the registration statement of which this prospectus is a part.

The Selling Stockholders (together with their affiliates) may not exercise any portion of the pre-funded warrants and preferred investment options to the extent that such Selling Stockholder would own more than 4.99% (or 9.99% at the election of said holder) of the outstanding common stock immediately after exercise, which percentage may be changed at the Selling Stockholder’s election to a lower percentage at any time or to a higher percentage not to exceed 9.99% upon 61 days’ notice to Avinger, Inc.

SELLING STOCKHOLDERS

The common stock being offered by the Selling Stockholders are those shares issuable to the Selling Stockholders upon exercise of the unregistered pre-funded warrants and preferred investment options issued to the Selling Stockholders in connection with the Placements. For additional information regarding the issuances of those securities, see “Placements,” above. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholders. The second column lists, as of August 17, 2022, the number of shares of common stock beneficially owned by each Selling Stockholder based on its ownership of shares of common stock and other securities exercisable for shares of common stock. The third column lists the shares of common stock being offered by the Selling Stockholders under this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

This prospectus generally covers the resale of the sum of (i) 1,369,864 shares of common stock issuable to the Selling Stockholders upon exercise of the unregistered pre-funded warrants sold to the Selling Stockholders in the Placements, and (ii) 5,878,999 shares of common stock issuable to the Selling Stockholders upon exercise of the preferred investment options issued to the Selling Stockholders in connection with the Placements, in each case determined as if the unregistered pre-funded warrants and preferred investment options were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC and subject to adjustment as provided in the registration rights agreement.

Under the terms of the pre-funded warrants and preferred investment options issued in the Placements, the Selling Stockholders may not exercise those securities to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of other securities held by the Selling Stockholders exercisable for shares of our common stock that have not been exercised. The number of shares in the second and fourth column of the table below does not reflect this limitation. The Selling Stockholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering	Percentage of Shares of Common Stock Beneficially Owned After Offering
Armistice Capital Master Fund Ltd.(1) c/o Armistice Capital, LLC 510 Madison Avenue, 7th Floor New York, NY 10022	8,822,460(2)	7,077,630	1,785,599	11.7%
Michael Vasinkevich(7)	152,447 (3)	109,803	42,644	*
Noam Rubinstein(7)	74,886 (4)	53,938	20,948	*
Craig Schwabe(7)	8,025 (5)	5,780	2,245	*
Charles Worthman(7)	2,377 (6)	1,712	665	*

* Less than 1%.

(1)         The shares of Common Stock reported herein are held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”) and may be deemed to be indirectly beneficially owned by (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein.

(2)         The number of shares of common stock owned prior to offering by the Selling Stockholder under this prospectus include the following: (i) 579,061 shares of common stock, (ii) 2,153,883 shares of common stock underlying pre-funded warrants acquired in the Placements (the “Armistice Pre-Funded Warrants”), (iii) 2,853,883 shares of common stock underlying Series A Preferred Investment Options acquired in the Placements (the “Armistice Series A Options”), (iv) 2,853,883 shares of common stock underlying Series B Preferred Investment Options acquired in the Placements (the “Armistice Series B Options” and together with the Armistice Series A Options the “Armistice Options”), (v) 340,000 shares of common stock underlying common stock purchase warrants acquired in January 2022 (the “January 2022 Armistice Warrants”), (vi) 26,750 shares of common stock underlying common stock purchase warrants acquired in November 2018 (the “November 2018 Armistice Warrants”), (vii) 7,500 shares of common stock underlying Series 1 warrants (the “Armistice Series 1 Warrants”), and (ix) 7,500 shares of common stock underlying Series 2 warrants (the “Armistice Series 2 Warrants”). The Armistice Pre-Funded Warrants are subject to a 9.99% beneficial ownership limitation and cannot be exercised to the extent that following such exercise this Selling Stockholder would own more than 9.99% of the outstanding shares of the Company’s common stock. The Armistice Options, January 2022 Armistice Warrants, November 2018 Armistice Warrants, Armistice Series 1 Warrants, and Armistice Series 2 Warrants all are subject to a 4.99% beneficial ownership limitation and cannot be exercised to the extent that following such exercise this Selling Stockholder would own more than 4.99% of the outstanding shares of the Company’s common stock.

(3)         The number of shares of common stock owned prior to offering by the Selling Stockholder under this prospectus include the following: (i) 42,644 shares of common stock underlying Placement Agent Warrants issued in January 2022 and (ii) 109,803 shares of common stock underlying Placement Agent Preferred Investment Options issued in August 2022.

(4)         The number of shares of common stock owned prior to offering by the Selling Stockholder under this prospectus include the following: (i) 20,948 shares of common stock underlying Placement Agent Warrants issued in January 2022 and (ii) 53,938 shares of common stock underlying Placement Agent Preferred Investment Options issued in August 2022.

(5)         The number of shares of common stock owned prior to offering by the Selling Stockholder under this prospectus include the following: (i) 2,245 shares of common stock underlying Placement Agent Warrants issued in January 2022 and (ii) 5,780 shares of common stock underlying Placement Agent Preferred Investment Options issued in August 2022.

(6)         The number of shares of common stock owned prior to offering by the Selling Stockholder under this prospectus include the following: (i) 665 shares of common stock underlying Placement Agent Warrants issued in January 2022 and (ii) 1,712 shares of common stock underlying Placement Agent Preferred Investment Options issued in August 2022.

(7)         This Selling Stockholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer and has a registered address of c/o H.C. Wainwright & Co. 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of Placement Agent Preferred Investment Options pursuant to the engagement agreement between the Company and H.C. Wainwright & Co., LLC dated July 8, 2022, which were received as compensation for our private placement. The Selling Stockholder purchased the Placement Agent Preferred Investment Options in the ordinary course of business and, at the time the Placement Agent Preferred Investment Options were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Other Transactions with the Selling Stockholders

The following is a description of other investment transactions with the Selling Stockholders during the past three years, which are in addition to the Placements described above under the caption “Placements.”

January 2022 Offering

On January 14, 2022, we entered into a securities purchase agreement with several institutional investors, including Armistice Capital Master Fund Ltd., pursuant to which we agreed to sell and issue, in a registered direct offering (“January 2022 Offering”), an aggregate of 7,600 shares of the Company’s Series D Convertible Preferred Stock, par value of $0.001 per share, at an offering price of $1,000 per share which was convertible into common stock at a conversion price of $8.00 per share. Concurrently, we agreed to issue to such investors, including Armistice Capital Master Fund Ltd., warrants to purchase up to an aggregate of 807,500 shares of our common stock (the “January 2022 Warrants”). As a result, we received aggregate net proceeds of approximately $6.7 million after underwriting discounts, commissions, legal and accounting fees, and other ancillary expenses.

The 807,500 January 2022 Warrants have an exercise price of $9.60 per share and became exercisable beginning July 14, 2022 and will expire five years following the time they become exercisable, or July 14, 2027. We also issued to H.C. Wainwright & Co., LLC, or its designees, warrants to purchase up to an aggregate of 66,500 shares of common stock (the “Placement Agent Warrants”). The Placement Agent Warrants are subject to the same terms as the January 2022 Warrants, except that the Placement Agent Warrants have an exercise price of $10.00 per share and a term of five years from the commencement of the sales pursuant to the January 2022 Offering, or January 12, 2027.

At the Market Offering Agreement

On May 20, 2022, we entered into an At the Market Offering Agreement (the “ATM Agreement”) with H.C. Wainwright & Co., LLC (the “Agent”), as sales agent, pursuant to which we may offer and sell shares of common stock, par value $0.001 per share (the “Shares”) up to an aggregate offering price of $7,000,000 from time to time, in an at-the-market public offering. Sales of the Shares are to be made at prevailing market prices at the time of sale, or as otherwise agreed with the Agent. The Agent will receive a commission of 3.0% of the gross proceeds of any Shares sold under the ATM Agreement. The Shares sold under the ATM Agreement are offered and sold pursuant to our shelf registration statement on Form S-3, which was initially filed with the SEC on March 29, 2022 and declared effective on April 7, 2022, and a prospectus supplement and the accompanying prospectus relating to the at-the-market offering filed with the SEC on May 20, 2022. During the quarter ended June 30, 2022, we sold 326,466 shares of common stock pursuant to the ATM Agreement at an average price of $1.76 per share for aggregate proceeds of approximately $0.6 million, of which approximately $17,000 was paid in the form of commissions to the Agent. Other than the ATM Agreement, Subsequent to June 30, 2022, we an additional 259,137 shares of common stock at an average price of $1.56 per share for aggregate net proceeds of $0.4 million, of which approximately $12,000 was paid in the form of commissions to the Agent. On August 3, 2022, we suspended sales under the ATM Agreement.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market, or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;

●	block trades in which the broker‑dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker‑dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker‑dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker‑dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dorsey & Whitney LLP, Salt Lake City, UT.

EXPERTS

The financial statements and financial statements schedules incorporated in this Registration Statement on Form S-1 by reference from Avinger, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2021 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act. As permitted by the SEC’s rules, this prospectus, which forms a part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the SEC. These periodic reports and other information are available on the website of the SEC referred to above. We make available free of charge on or through our internet website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website, www.avinger.com, other than as specifically incorporated by reference in this prospectus, is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 22, 2022;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 10, 2022;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 11, 2022;

●

our Current Reports on Form 8-K filed with the SEC on January 11, 2022 (other than Item 7.01), January 12, 2022, January 18, 2022, March 11, 2022, March 14, 2022, March 25, 2022, March 29, 2022 (other than Item 7.01), April 1, 2022, May 3, 2022, May 17, 2022, May 20, 2022, July 22, 2022, August 4, 2022, and August 8, 2022; and

●

the description of our common stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on January 27, 2015, as updated by the description of our common stock contained in Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 6, 2020.

We also incorporate by reference any future filings (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) after the effectiveness of the registration statement but prior to the termination of the offering of the securities covered by this prospectus, excluding, in each case, information deemed furnished and not filed. Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Avinger, Inc.

400 Chesapeake Drive

Redwood City, CA 94063

Attention: Secretary

Telephone: (650) 363-2400

You may also access the documents incorporated by reference in this prospectus through our website at www.avinger.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

7,248,863 Shares of Common Stock Offered by the Selling Stockholders

Avinger, Inc.